FORM 3/A

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                      30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of                 |2. Date of Event Re- |4. Issuer Name and Ticker or Trading Symbol                         |
|   Reporting Person                    |   quiring Statment  |                                                                    |
|                                       |   (Month/Day/Year)  |                                                                    |
|    SJMB, L.L.C.                       |      6/30/00        |  INDUSTRIAL HOLDINGS, INC. (IHII)                                  |
|   ----------------------------------  |  -----------------  |--------------------------------------------------------------------|
|     (Last)     (First)      (Middle)  |3. IRS or Social Se- |5. Relationship of Reporting Person to Issuer |6. If Amendment,     |
|                                       |   curity Number of  |             (Check all applicable)           |   Date of Original  |
|                                       |   Reporting Person  |                                              |   (Month/Day/Year)  |
|    777 Post Oak Blvd., Suite 950      |   (Voluntary)       |  [ ] Director              [X] 10% Owner     |                     |
|   ----------------------------------  |                     |                                              |       Filed         |
|                                       |                     |                                              |       7/20/00       |
|           (Street)                    |                     |                                              |---------------------|
|                                       |                     |  [ ] Officer (give title   [ ] Other (specify|7.Individual or Joint|
|                                       |   ----------------  |                 below)                below) |  Group Filing (check|
|    HOUSTON, TX               77056    |                     |                                              |  applicable line)   |
|   ----------------------------------- |                     |     -------------------------------------    |                     |
|    (City)      (State)       (Zip)    |                     |                                              |[X]Form filed by one |
|                                       |                     |                                              |   reporting person  |
|                                       |                     |                                              |[ ]Form filed by more|
|                                       |                     |                                              |   than one reporting|
|                                       |                     |                                              |   person            |
|                                       |                     |                                              |                     |
|                                       |------------------------------------------------------------------------------------------|
|                                       |                  Table I -- Non-Derivative Securities Beneficially Owned                 |
|---------------------------------------|------------------------------------------------------------------------------------------|
|1. Title of Security                   |2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial |
|                                       |   Beneficially Owned           |    Form: Direct (D)  |    Ownership                     |
|                                       |   (Instr. 4)                   |    or Indirect (I)   |    (Instr. 5)                    |
|                                       |                                |    (Instr. 5)        |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|   Common Stock                        |    423,604                     |          D           |              (1)                 |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|-----------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                       (Print or Type Responses)

FORM 3/A (Continued)

        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls,warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative         |2. Date Exer-    |3. Title and Amount of          |4. Conver- |5. Ownership  |6. Nature of In-    |
|   Security (Instr. 4)         |   cisable and   |   Securities Underlying        |   sion or |   Form of    |   direct Beneficial|
|                               |   Expiration    |   Derivative Security          |   Exercise|   Derivative |   Ownership        |
|                               |   Date          |   (Instr. 4)                   |   Price of|   Security:  |   (Instr. 5)       |
|                               |   (Month/Day/   |                                |   Deri-   |   Direct (D) |                    |
|                               |   Year)         |                                |   vative  |   or Indirect|                    |
|                               |                 |                                |   Security|   (I)        |                    |
|                               |-----------------|--------------------------------|           |   (Instr. 5) |                    |
|                               |        |        |                    |   Amount  |           |              |                    |
|                               |Date    |Expira- |                    |     or    |           |              |                    |
|                               |Exer-   |tion    |        Title       |   Number  |           |              |                    |
|                               |cisable |Date    |                    |     of    |           |              |                    |
|                               |        |        |                    |   Shares  |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
| Warrants to purchase Common   |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|   Stock                       | 6/29/00| 6/29/05|    Common Stock    |  750,000  |   $1.25   |       D      |         (1)        |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
| Warrants to purchase Common   |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|   Stock                       | 6/30/00| 6/30/05|    Common Stock    |  300,000  |   $1.25   |       D      |         (1)        |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
| Warrants to purchase Common   |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|   Stock                       | 6/13/00| 6/13/05|    Common Stock    |  400,000  |   $1.25   |       D      |        (1)         |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

    (1) Directly owned by SJMB, L.P. of which the Reporting Person is sole general partner.



                                        /s/ JAMES H. HARRISON           8/30/00
                                   -------------------------------     ---------
                                   **Signature of Reporting Person       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.